Exhibit 99.1
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TEXT OF PRESENTATION AT BEAR STEARNS MEDIA AND ENTERTAINMENT CONFERENCE ON
MARCH 5, 2001.

A live Webcast of the conference is accessible to the public on the company's Web site, meredith.com. The Webcast will remain there through the end of March 2001.



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Bill Kerr
---------
Good afternoon. I want to thank Kevin Gruneich for inviting us to present today.

With me are Suku Radia, our chief financial officer; Steve Lacy, president of our Publishing Group; and Dirck Steimel, assistant manager of investor communication.

Today, we're going to focus on our growth catalysts and our company strengths. We believe this will give you a better understanding of our business as opposed to simply providing you with a description of our company. Those of you less familiar with Meredith may want to pick up one of our investor packets, where you'll find more information about us.



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We're currently focused on two major issues as a company.  First, we must effectively manage through the current advertising environment. Second, we're committed to delivering strong growth over time in both of our core businesses.


During our January 31st earnings call we provided a detailed discussion of the current advertising downturn that is affecting us and other media companies -- something you are undoubtedly talking about at this conference. We also outlined the steps we are taking in terms of both revenue generation and cost control. Suku will update you on these issues during his comments.

I know many of you are concerned about the current advertising environment, and I understand that concern. I've been in this business for almost 30 years. I've seen advertising downturns before, and I've managed through them. While we are focused on the short-term challenges in this advertising environment, we cannot lose sight of the long term. I have confidence in the strengths of Meredith, which provide the foundation for our long-term success.






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While Suku will review these in more detail, I'd like to enumerate some of these strengths as we get underway.

1. We have a history of strong financial performance and our management team is committed to building shareholder value.

2. We have very strong brands and we know how to develop and profit from them. The Better Homes and Gardens brand in particular is unique in publishing in terms of its depth and breadth.

3. Close to half of our revenue comes from nonadvertising sources -- with our integrated marketing, book, and newsstand efforts producing particularly strong results. This is very helpful in advertising downturns.

4. Our 60 million name database is the largest domestic database in the media industry. A source of strength to our own publishing efforts, we are increasingly using it to benefit our marketing partners.

5. Our Broadcasting Group -- while clearly underperforming -- has an enviable set of growth markets and significant upside potential.

6.  We have a solid balance sheet.

7. And our share repurchase program contributes meaningfully to shareholder value.



























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Our focus is to convert those strengths into catalysts for long-term growth.
When Suku and Steve talk to you they will touch on these areas.

First, we believe that there is great opportunity for margin growth in our Broadcasting Group as we implement our improvement initiatives.

In publishing, we believe there is opportunity for growth at our existing magazines, especially Better Homes and Gardens, Traditional Home, Country Home, MORE, and our Special Interest Publications.

And we will continue to grow our significant sources of nonadvertising revenues. Specific areas of emphasis include Integrated Marketing, books, and circulation.

We will further enhance the functionality of our database, not only using it for our own circulation and magazine launch programs, but also putting it to work for integrated marketing customers. Finally, we have set a goal of generating 1.5 million subscriptions online over the next three years, which will result in significant cost savings over time. We have made good progress toward this goal.

Suku and Steve will discuss these areas in greater detail.

Before we get further into the presentation, let me address one item.

On January 31 Franklin Mutual filed a 13d calling on us to take certain steps they believe will increase shareholder value. While we take the views of our shareholders seriously, like most companies it is our stated corporate policy not to comment on rumors or speculation concerning mergers, acquisitions, dispositions or changes in our corporate structure. We will adhere to that policy today -- both in our formal comments and in the Q&A session.



     {graphic omitted}


With that introduction, I'll turn the program over to Suku and Steve to provide you with a business update and a closer look at the strengths and growth catalysts I just mentioned.











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Suku Radia
----------
Thanks, Bill. On our January 31 call, we told you that third quarter comparable advertising pages and revenues were down in the low-to-mid-single digits for our Publishing Group. That information has not changed since our call.

We also said that third fiscal quarter broadcasting pacings were down in the low-double digits. As of Friday, third quarter broadcasting pacings had improved and are now down in the high-single digits. Let me remind you that pacings are a snapshot in time and they change continuously.

We are continuing our cost containment efforts. In anticipation of an advertising slowdown, in the first half of fiscal 2001 we reduced costs by 8 percent versus our budget, and by 2 percent, or approximately $8 million, compared to the prior-year period.

Turning to earnings per share for the third quarter and the rest of the fiscal year, we want to repeat the guidance we provided on January 31. Assuming the advertising trends I mentioned earlier continue through the fiscal year, our full-year earnings per share could be approximately 5 to 10 percent below the previous year's earnings of $1.71, excluding nonrecurring items.

Because of the timing of our augmented interactive and circulation investments, we expect the impact to earnings of these investments to be greater in the third quarter than the fourth.

We announced since our last conference call that we have made some business realignments with an eye toward controlling costs and not pursuing businesses that don't fit with our long-term strategies. We want to funnel our resources into the properties with the best growth potential. As a result, we have decided not to produce new episodes of the Better Homes and Gardens television show, we did not renew our agreement with Sears for the production of Mature Outlook magazine, and we are transitioning Family Money into a newsstand-only special interest publication.

These moves do not have a material impact on the company's financial results.














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With that business update, I'd like to spend a moment focusing on the strengths outlined by Bill in more detail.



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First, we have a focused commitment to strong financial performance, as reflected here.

At the same time, we are prepared to make investments that ensure the long-term vitality of our company.

Investments in circulation, interactive media and integrated marketing, along with a weak advertising environment, will adversely affect our EPS growth pattern in fiscal 2001.



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We think investing to keep our brands strong is an absolute necessity, especially in a period of slower economic growth.

Our strong brands give us an edge in a more competitive media landscape. Well-known magazines such as Better Homes and Gardens and Ladies' Home Journal are major contributors to our revenues and operating profit. In fact, for every dollar of revenue produced by Better Homes and Gardens magazine, another 90 cents is generated by products and services formed under its umbrella.

Country Home and Traditional Home magazines, originally created under the Better Homes and Gardens brand, have developed loyal followings. These two magazines are recognized for their lifestyle content. We are encouraged by their financial performance.

These are just a few examples of the many strong brands we own.













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A large proportion of our income is made up of nonadvertising revenue sources, including integrated marketing, books, and circulation. For the first six months of fiscal 2001, 56 percent of our publishing revenues and 41 percent of total revenues came from nonadvertising sources. This is obviously an important fact in light of the current weak advertising market.



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Our 60-million name database is one of our greatest strengths.  We use it primarily for targeting circulation mailings and launching new magazines. Increasingly, we are using it to meet the marketing needs of our customers.

We're also in the process of unlocking the potential of our database for broader marketing services.

For example, we are enhancing our technology infrastructure in order to have real-time access to customer data from our Web sites. This allows us to more effectively market our products and services to consumers when they're most interested in receiving them. This includes improving our marketing campaign management process, so that e-mail messages to our customers are targeted automatically based on their interests.



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Moving on to additional Meredith strengths, this slide reflects our debt-to-
ebitda ratio in comparison to our peers. At about 2-to-1, we believe that we have a strong balance sheet with an appropriate level of debt. Our debt at the end of fiscal 2000 was $505 million, and it is currently approximately $500 million. Our fiscal 20000 EBITDA was $236.8 million.

















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Our stock repurchase program is an important way to enhance shareholder value.
We repurchased 1.7 million shares in fiscal 2000 versus 1.1 million in fiscal 1999 and 900,000 in fiscal 1998. For the first half of fiscal 2001, we repurchased 677,000 shares versus 405,000 shares in the same period last year. Our board recently authorized an additional 2 million shares for repurchase, giving us a total authorization of 3 million shares. We will continue to buy back shares as appropriate and as market conditions allow.



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At this time we'll examine each of our growth catalysts in more depth, beginning with our Broadcasting Group.



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While we have not yet realized the true potential of our strong broadcasting assets, we are encouraged about the long-term health of this group, and we believe it offers wonderful improvement potential. Our television stations are located in many of the country's top growth markets, including Portland, Las Vegas, Phoenix, Nashville, Atlanta and Orlando.

As we implement our broadcasting improvement initiatives, we believe stronger performance combined with our outstanding markets provides tremendous opportunity for shareholders.

Let's take a look at our broadcasting improvement initiatives.


















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First, we have been working to improve our selling efforts.  We have increased our sales staff by 22 percent over the last 18 months, primarily to find new advertisers in each of our markets. In addition, we began a major initiative last fall to examine sales structures at our stations, looking to optimize selling practices across the group. We are focusing on inventory and pricing strategies, account list management, and performance standards. As part of this we will be hiring a group sales manager whose assignment will be to help us create a world-class sales organization. Part of that will involve structuring uniform systems and best practices across our group.

Our news expansions are complete. We now have 230 hours of locally produced news across our group each week, up over 50 percent from two years ago. We have branding and promotion efforts underway at our stations to increase viewership of our local news. We believe this will result in improved ratings -- and thus revenues -- over time.

Cost containment efforts continue to be a priority for our group.

We're encouraged by our third quarter results at our newest television station, WGCL in Atlanta. Atlanta is pacing up very strongly for our fiscal third quarter, and is currently our top-performing station in terms of revenue growth for the quarter. Our improvement plan for that station continues to focus on improving our newscasts and other programming, along with reducing costs in areas other than sales and news. In addition, we now have a solid sales team in place at the station, a significant improvement since we completed the acquisition in March 1999.



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With that look at our broadcasting improvement plan, I'm going to turn the program over to Steve for a review of our publishing growth catalysts.

















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Steve Lacy
----------
Thanks, Suku. It's a pleasure to be here today. Let me take a moment to outline the areas of publishing that we think will generate the most significant growth as we move forward:

1. We are implementing several groupwide initiatives, which I'll discuss in a moment;

2.  We are enhancing Better Homes and Gardens magazine;

3. We are harnessing the tremendous growth potential of our mid-sized titles, especially Traditional Home and Country Home;

4. We are continuing to develop MORE magazine, which is a very hot property in the industry and for our magazine group;

5. We are benefiting from a number of improvements to our newsstand-only special interest publications;

6. And we are growing our nonadvertising revenues, which, as Bill and Suku mentioned earlier, are more than 50% of the revenue of the group.

Let's take a look at each of these areas.



























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We're taking specific actions that should boost revenue generation across our
Publishing Group.

First, we have established an aggressive sales incentive program to reward each seller, manager and support person for achievement of pre-established sales improvement objectives.

We believe that the ideal time to enhance our visibility in the market place is during a period of slower advertising, when others are pulling back.
Therefore, we are launching a trade advertising campaign this spring, along with a program to step up the pace of face-to-face customer contacts across the group.

We are implementing a "home" initiative to focus on capturing additional advertising revenues in furnishings and building, home improvement, and remodeling categories.

Finally, in January we announced the creation of an enhanced group sales function, known as Meredith Corporate Solutions. It's designed to use the full range of Meredith's assets, along with those of our strategic partners, to provide clients with more comprehensive advertising and marketing programs. This effort involves deploying all of our assets, as well as the assets of our strategic partners, to implement programs that meet client needs.



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Turning to Better Homes and Gardens magazine, it has a very strong share position in the Women's Service field at 28 percent. Better Homes and Gardens alone has a greater share than Hearst's two-book combination of Good Housekeeping and Redbook. And as many of you know, Better Homes and Gardens reaches 35 million readers each month.

This core franchise is critical to our company performance and we intend to make sure it continues its strong record, especially in this difficult economic period. I believe Better Homes' strong brand identification and its market share leadership position -- along with the groupwide initiatives I just mentioned -- will be critical in this process.











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



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Our mid-sized magazines, particularly Traditional Home and Country Home, are performing very well, as indicated by their advertising sales achievements.
For our fiscal second quarter, ad pages and revenues for our mid-sized group of magazines grew in the mid-single digit range.

Both titles are very strong from a circulation perspective. They have high renewal rates, and good response rates from a very large direct-mail universe. In fact, Cappell's Circulation Report just recognized Traditional Home as a "Best of the Best of the Decade" recipient. This means that in the last decade, Traditional Home as a brand has been able to increase its cover price, increase units sold and improve its newsstand sell-through rate at the same time. Cappell's calls this the circulation triple play -- it's the most difficult thing to accomplish in the newsstand business.

Due to this circulation strength, we are increasing the frequency of Traditional Home to 8 times in calendar 2002. We increased the frequency of Country Home two years ago from six to eight times, and now we are increasing the frequency to 10 times effective in the fall of 2002 and we are increasing its rate base as well.

Both magazines have impressive market shares. Traditional Home revenue share increased 1.6 percent for the last six months of calendar 2000, and Country Home's revenue share increased 2 percentage points for the same period against their principal competitors.



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We continue to be pleased with the performance of MORE magazine.

We are increasing its frequency to 10 times annually and its rate base to 600,000 beginning in February. In addition, we're planning to increase its rate base again next fall.

Response rates to our mailings so far are in line with our expectations. The first large direct mail group expired with the August issue, and we're encouraged by the renewal rate.

According to the Audit Bureau of Circulation's latest FAS-FAX report, MORE magazine was the total circulation gain leader among women's fashion magazines for the second half of calendar 2000. Its circulation was up 16.5 percent for the period versus the prior year.

With regard to advertising sales, on a "comparable basis", when adjusted for the change in frequency, MORE advertising revenues increased 36 percent comparing the fiscal 2001 second quarter to the prior year.




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Our strong group of Special Interest Publications has continued its steady growth rate.  In fiscal 2001, we'll publish 46 titles and 102 issues.

These Special Interest Publications are exceptionally strong sellers on the newsstand. From 1992 through 1999, Meredith SIP newsstand revenues grew by nearly 75 percent -- more than twice the growth rate of the entire newsstand category for the same time period. In fact, among standard size magazines, our group of special interest publications is outsold on the newsstand only by People and Cosmopolitan magazines. Fiscal year-to-date results indicate that the SIP newsstand sales continued to increase.

We've been successful at increasing cover prices while maintaining sell-through levels. For example, newsstand cover prices for our "Beautiful" and "Simply Perfect" series are now at $5.99. We think there is further opportunity in this area.

Finally, we're making many of our SIPs more attractive to advertisers. We expanded our "Beautiful" series to include Beautiful Kitchens and Beautiful Baths. This series lends itself well to luxury advertisers. We increased the frequencies of Kitchen and Bath Ideas, Home Plan Ideas and Decorating to bi-monthly from quarterly, and we are upgrading the cover stock and trim sizes for many of our titles.






























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I mentioned nonadvertising revenue growth as a major company strength.  Now let's take a moment to look at our largest sources of nonadvertising revenues:
Meredith Integrated Marketing, our book business, and circulation.



     {graphic omitted}


Our Integrated Marketing business continues to grow, with second quarter revenues up in the mid-single digits with profits up considerably more. We have recently entered into a relationship with Sub-Zero, the manufacturer of premium refrigerators and other appliances, to produce a high-end kitchen design book to be sold at Sub-Zero dealers and leading bookstores. We also have several other new relationships with leading companies, including La-Z-Boy Furniture Galleries, Hershey's, The Home Service Store and Carnival Cruise Lines. We continue to build on our broad existing relationships, including The Home Depot, Kraft, Nestle, United Healthcare and Iams.

While these relationships often include some form of advertising in Meredith magazines, they have grown well beyond advertising to in-depth strategic relationships with our clients. The growth has been impressive, and revenue for our top five relationships has increased four-fold in the past three years. PAGE>



























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Our book business is another significant source of strength in nonadvertising revenues. We've made great progress in this area since the early 1990s when the book group was losing money for the company taken as a whole. In the past three years, book revenues have risen more than 50 percent and operating profit has more than doubled. We now have more than 300 books in print and distribution.

It continues its strong performance, with double-digit revenue and operating profit growth during the fiscal 2001 second quarter.



     {graphic omitted}


We have accomplished our growth in books by leveraging our expertise in the home and family category and by partnering with leading companies such as The Home Depot and Ortho. In fiscal 2001 we are introducing four new books for The Home Depot, in addition to the six titles we have produced over the past five years on behalf of The Home Depot. For Ortho, we have published 50 new or revamped titles since we took over the business in 1997. We've recently added partnerships with Waverly, the leading producer of decorator fabrics and wallcovers, and Stanley Works, the nation's leading toolmaker.

Pictured here are some of our newer book titles. We continue to emphasize decorating and brand extensions. Last year, two of our more successful titles were Better Homes and Gardens Real Life Decorating, and Traditional Home Signature Style. This year, we're introducing a cornerstone decorating title from Country Home called New Country Style.

In addition, cooking remains a solid and core category for the book operation. BH&G's New Grilling Book was a winner in fiscal 2000, and we continue to introduce new titles such as BH&G's Simple Secrets.


















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Turning to circulation and newsstand, many publishers have been hurt by recent negative newsstand trends. In contrast, for Meredith, the newsstand has been a real source of growth. Our newsstand dollar sales grew 65 percent from 1992 to 1999 versus industry growth of 30 percent for the same period. Our crafts group was especially strong during that timeframe, with dollar sales up seven-fold. We're adding 42,000 additional check-out pockets at The Home Depot and thousands of other high-visibility pockets at Wal-Mart and Barnes and Noble stores across the country. This brings our total number of checkout pockets to more than 600,000, which bodes well for newsstand sales growth.

While there has been tremendous consolidation in newsstand distribution and servicing, this area of the magazine industry continues to operate inefficiently. We have placed increased emphasis on achieving higher sell-through and less waste. In fact, in the first six months of our current fiscal year versus the same period last year, we decreased production of newsstand copies by a little over 1 percent, increased unit sales by 8 percent and increased dollar sales by 9 percent versus the same period a year ago.

As we've been emphasizing in earlier discussions, we are focused on generating significantly more subscriptions online. This is a very important effort because the financial payoff potential is so high. Let's take a look at this initiative in more detail.





























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Traffic across our Web properties is critical in achieving our online circulation and revenue goals, and it continues to climb on our publishing sites. This grid shows results for the first six months of fiscal 2001 compared to the prior year. As you can see, page views increased 40 percent to
129.3 million, and unique visitors increased 92 percent to 2.3 million.

In recent rankings by Media Metrix, PC Data and Nielsen/Net Ratings, BHG.com was ranked in the top ten of all magazine web sites, and it was the top women's magazine site in all three rankings.

We also recently surpassed the 1 million mark in user registrations.

Also significant, but not highlighted on this slide, is the fact that we have moved more than 11 percent of our customer service transactions to the Web. This has important cost-reduction opportunities.



     {graphic omitted}


Using this traffic growth, we have challenged ourselves to generate 1.5 million subscriptions from the Internet over the next three years, including the current year. That breaks down to approximately 250,000 subscriptions in the current year, 500,000 subscriptions in the second year and 750,000 subscriptions in the third year. We're on track at this time to meet that goal.

In the second quarter, our online subscriptions more than tripled when compared to the prior-year period. In the first six months of fiscal 2001, we generated as many subscriptions online as we did in all of fiscal 2000.




















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     {graphic omitted}


In January, we announced a new multi-year agreement to provide interactive content to the Microsoft Network's HomeAdvisor.com. Under the agreement, interactive content from BHG.com will appear on HomeAdvisor.com, and will be made available to more than 56 million users per month. Additionally, HomeAdvisor will provide millions of impressions and links to our subscription-selling site. We believe these links will help us generate thousands of online magazine subscriptions per year.

We also recently signed a new, expanded agreement with America Online. The new agreement will enhance our initiative to generate more magazine subscriptions via the Internet by featuring Better Homes and Gardens and other magazine titles on the Shop@AOL online destinations, providing consumers with one-click access to purchasing our subscriptions online.



     {graphic omitted}


We're very enthusiastic about the future of our Publishing Group. We have strong, well-respected brands, growing nonadvertising revenues, an opportunity for significant cost reduction through the generation of online subscriptions, and the industry's largest and most comprehensive database. We're capitalizing on those strengths as we implement our publishing growth initiatives.

Bill will now wrap things up and then we'll answer your questions.

























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     {graphic omitted}


Bill Kerr
---------
Thanks, Steve and Suku. To summarize our presentation today, I think you should remember four key points:

First, we are taking the necessary steps to effectively manage through the current advertising downturn.

Second, we are very much on track with the EPS guidance we gave on January 31.

Your third takeaway should be the fact that we have many strengths that will be beneficial as we grow our company.

Finally, we have a number of catalysts that will drive the growth of our business.

We'll be happy to take your questions at this time.


































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

INFORMATION RELATING TO
FORWARD-LOOKING STATEMENTS

This presentation and management's public commentary contain certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the company's operations. Actual results may differ materially from those currently anticipated.

Factors that could adversely affect future results include, but are not limited to: downturns in national and/or local economies; a softening of the domestic advertising market; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; changes in consumer reading, purchase, order and/or television viewing patterns; unanticipated increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution such as the Internet or e-commerce; changes in government regulations affecting the company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions.





































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